Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS ANNOUNCES

THIRD QUARTER 2011 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (November 8, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2011. For the quarter, the Partnership reported adjusted EBITDA of $21.3 million and net income of $9.8 million, compared to adjusted EBITDA of $21.2 million and net income of $21.8 million (or $11.0 million excluding a $10.8 million gain from the Castle Valley acquisition) in the third quarter of 2010. Total revenues for the quarter were $93.6 million, with coal sales generating $82.0 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On October 21, 2011, the Partnership announced a cash distribution of $0.48 per common unit and subordinated unit, or $1.92 per unit on an annualized basis, which represents a 5.5% increase compared to the previous quarterly distribution and a 7.9% increase compared to Rhino’s initial distribution paid in the first quarter of 2011.  The distribution will be paid on November 14, 2011 to unitholders of record as of the close of business on November 1, 2011.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “Despite lower production and sales from our Central Appalachia met coal mines in the third quarter, we were able to match our previous adjusted EBITDA record.  This result was enabled by solid results from our other operations, including Northern Appalachia, Rhino Western, and the remainder of Central Appalachia, which includes Elk Horn, demonstrating the strength of our diversified operations.

Demand for our met coal and much of our steam coal remains strong.  We expect our 2012 met coal production will be sold at prices equal to or higher than 2011 levels.  We have entered into long term sales contracts for substantially all our projected steam coal production at both our Hopedale and Castle Valley mines.

Recent transactions in the Utica Shale provide very encouraging indications for the value of our 10,000 net acres in the play.  Recently announced deals have occurred at multiples of our average $2,000 per acre acquisition cost.  In the Cana Woodford, we expect development activity on our acreage to produce a long term cash flow stream beginning in 2012.  We have factored no income from either of these sources into our 2012 guidance.

Excluding results from Rhino Eastern, during the third quarter of 2011 our met coal production in Central Appalachia was less than the second quarter primarily because of the exiting of the contract high-wall miner at our Grapevine surface mine.  Rather than reengage a contractor, we purchased a new high-wall miner which we are currently taking delivery of and that we expect to be in production before the end of November.  These factors resulted in lower Central Appalachia revenue per ton and higher cost per ton in the third quarter compared to second quarter results.  We expect these results to improve in the fourth quarter with the resumption of high-wall mine production. We have a large reserve base at Tug River and believe the expansion activities there will produce significant long term increases in met coal production at lower costs going forward.”

Further, Zatezalo stated “Although third quarter 2011 results at Rhino Eastern were about level with the second quarter, we are very encouraged that this operation is on track to improve safety, increase production and lower costs.  We have made many changes at Rhino Eastern and I believe we have the right people and equipment in place to make the operation a long term success.  We have a large property boundary at Rhino Eastern that will support increased long term production of premium met coal from several mines.”

Expansion Update

Central Appalachia

•                  Rhino is taking delivery of a high-wall miner and expects it to begin operating at its Grapevine surface mine in its Tug River complex this month with a projected run rate of 240,000 tons of met coal per year at full development.

•                  Rhino has completed ground work and begun construction on the Tug River prep plant, and expects it to be in operation in the second quarter of 2012.  Once in operation, management estimates cost savings on met coal produced in this region will be approximately $10 per ton versus prior costs incurred to truck coal to other prep plants.

•                  Work has commenced on the Remining 3 surface mine operation at Rhino’s Tug River complex and it is expected to be in operation this quarter with a projected run rate of 375,000 tons per year; management expects this amount to double within 12 months, and expects production will be approximately one-half met coal.

•                  The Access Energy mine in Rhino’s Deane complex began production in the third quarter of 2011 and has a projected run rate of 240,000 tons per year of high quality steam coal.  Production from this mine will replace production from depleted mines and will provide a corridor to an estimated 20 million ton expansion reserve which management expects will produce a pulverized coal injection (“PCI”) product starting in late 2013.

•                  Rhino expects to conclude a lease of Elk Horn’s Southern Floyd County reserve within the next few months.  Estimates of the proven and probable reserves in the Southern Floyd area are approximately 40 million tons, with a significant portion of the coal expected to meet the standards for PCI.

Northern Appalachia

•                  Rhino expects to receive the Leesville mine permit by the end of this year.  Additionally, the Partnership is pursuing a dual track to permit its 7 Seam reserve that would be accessed from the existing Hopedale portal and infrastructure.  Either of these initiatives could provide production similar in quality to Hopedale’s current coal within the next 18 months.

•                  Rhino purchased new underground non-reserve coal deposits at its Sands Hill operation in the third quarter of 2011 for approximately $2.5 million, which is estimated to include approximately 2.5 million tons.  Rhino does not intend to increase Sands Hill production until prices improve in this area.

Rhino Western

•                  Rhino has successfully established the Castle Valley mine and expects it to be a long term cash flow contributor.  A second continuous miner section was added and a three year sales agreement was reached on 700,000 tons per year commencing in 2012, with other long term contracts expected to be completed soon.

Illinois Basin

•                  Rhino continues discussions with potential customers about a contract at Taylorville.  The Partnership views Illinois Basin operations with river access as providing long term growth potential, and Rhino has been exploring other opportunities in the Illinois basin in addition to Taylorville.

Eastern Met

•                  Rhino has made substantial progress in operating and safety improvements at the Eagle #1 mine, along with the opening of the Eagle #2 mine that began production in the third quarter.

•                  Rhino has initiated the process to obtain permits for the new Eagle #3 mine, which Rhino expects will begin production in the second quarter of 2012.  Eagle #3 will replace and expand on Eagle #1 production, which is expected to deplete in mid 2012.

•                  Rhino continues to explore the 30,000 acres of property and has proven up an estimated 5 million tons of additional reserves of premium met coal.  Additionally, Rhino expects to open a Sewell seam mine in 2013, along with a new prep plant.

Oil and Gas

•                  Utica Shale — Rhino has acquired approximately 8,500 net acres of oil and gas leases in the Utica Shale at a total cost of about $20 million.  This acreage is part of a larger portfolio that was acquired with affiliates of Wexford Capital LP, along with Gulfport Energy. Gulfport Energy will be the operator of the acreage.  In addition, Rhino has an existing 1,500 net acres in the play giving it a total of 10,000 net acres in the Utica Shale.  Rhino believes its acreage is located in the liquids rich zone, which is the heart of the play.  Recent transactions in the Utica Shale have been completed at valuations that are multiples higher than Rhino’s cost basis giving management increased confidence that the Utica acreage will provide a substantial return to the Partnership.

•                  Cana Woodford — Through October 2011, Rhino has increased its investment in the Cana Woodford region to a total of approximately $8.1 million, representing a total of approximately 1,700 mineral acres in this region.  Rhino’s investment in Cana Woodford is in the liquids rich area of the play which is being actively permitted and drilled by several operators.  Third parties are drilling in the Cana Woodford region and Rhino believes the interests will begin to generate a long term royalty stream starting in early 2012.

Capital Expenditures

•                  Maintenance capital expenditures for the third quarter were approximately $9.5 million.

•                  Expansion capital expenditures for the quarter were approximately $20.6 million as Rhino continued to invest in its internal development projects.  Of the quarter’s expansion capital expenditures, approximately $13.1 million was spent for the acquisition of oil and gas mineral rights in Cana Woodford and the Utica Shale discussed above.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2011 included:

•                  Adjusted EBITDA of $21.3 million and net income of $9.8 million compared to Adjusted EBITDA of $21.2 million and net income of $21.8 million (or $11.0 million excluding a $10.8 million gain from the Castle Valley acquisition) in the third quarter of 2010. The 2011 and 2010 figures include $1.3 million of net income and $1.6 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.36.

•                  Coal sales of 1.2 million tons compared to 1.2 million tons for the third quarter of 2010.

•                  Total revenues and coal revenues of $93.6 million and $82.0 million, respectively, compared to $85.2 million and $81.0 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $65.61 compared to $69.32 for the third quarter of 2010, a decrease of 5.4%.

•                  Cost of operations of $69.0 million compared to $61.0 million for the same period of 2010.

•                  Cost of operations per ton of $55.22 compared to $52.23 for the third quarter of 2010, an increase of 5.7%.

Total coal revenues increased approximately 1.2% due to a slight increase in tons sold along with higher contracted prices for steam coal, partially offset by a decrease in the mix of metallurgical coal sold due to lower production in the Central Appalachia region. The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Partnership’s Rhino Western segment due to increased production at the Castle Valley mine along with costs associated with idling the McClane Canyon mine. In addition, Rhino experienced higher costs in its Northern Appalachia operations due to higher fuel prices for operations at its surface mines as well as adverse roof conditions and methane issues encountered at its underground mine.

Results for the nine months ended September 30, 2011 included:

•                  Adjusted EBITDA of $57.4 million and net income of $25.4 million compared to Adjusted EBITDA of $54.2 million and net income of $35.5 million (or $24.7 million excluding a $10.8 million gain from the Castle Valley acquisition) for the first nine months of 2010. The 2011 and 2010 figures include $3.2 million and $2.0 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.98.

•                  Coal sales of 3.6 million tons compared to 3.2 million tons for the first nine months of 2010.

•                  Total revenues and coal revenues of $266.2 million and $244.4 million, respectively, compared to $230.3 million and $217.7 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $68.42 compared to $67.82 for the first nine months of 2010, an increase of 0.9%.

•                  Cost of operations of $197.5 million compared to $165.2 million for the same period of 2010.

•                  Cost of operations per ton of $55.29 compared to $51.46 for the first nine months of 2010, an increase of 7.4%.

Total coal revenues increased approximately 12.2% due to an increase in tons sold along with a slight increase in coal revenues per ton, primarily driven by higher contracted prices for steam coal that was partially offset by a decrease in the mix of metallurgical coal sold due to lower production in the Central Appalachia region in the third quarter of 2011.  The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Partnership’s Central Appalachia operations due to increased transportation and maintenance costs from its Grapevine surface mine located in the Tug River complex as well as increased roof support costs at its Hopedale mine in Northern Appalachia.  Costs in the Rhino Western segment also increased due to increased production at the Castle Valley mine along with costs associated with idling the McClane Canyon mine. In addition, cost of operations also increased across all of the operating segments due to higher fuel prices.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah and also has one underground mine located in Colorado that was temporarily idled at year-end 2010.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended September 30, 2011, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses.

In interim periods for 2010, prior to reporting full-year December 31, 2010 results, the Partnership had included its Colorado mine in the Other category since this operation did not meet the quantitative thresholds requiring separate disclosure as a reportable segment. With the acquisition of the Castle Valley mining complex in August 2010, the Partnership began to aggregate the Colorado mine and Castle Valley mining complex as one reportable segment as discussed above. For comparability purposes, the segment data for previous interim periods has been reclassified to present the results of the Colorado mine in the Rhino Western segment instead of the Other category.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.  The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Third Quarter 2011	Third Quarter 2010	% Change* 3Q11 / 3Q10	Year to Date 2011	Year to Date 2010	% Change* 2011 / 2010
Central Appalachia
Coal revenues	$46.4	$56.8	(18.4)%	$148.9	$146.6	1.5%
Total revenues	$53.5	$57.0	(6.2)%	$158.1	$147.2	7.4%
Coal revenues per ton*	$82.93	$92.18	(10.0)%	$87.14	$92.34	(5.6)%
Cost of operations	$39.2	$38.9	0.9%	$115.8	$99.8	16.0%
Cost of operations per ton*	$70.26	$63.21	11.2%	$67.79	$62.86	7.8%
Tons produced	0.5	0.5	(4.6)%	1.6	1.6	2.2%
Tons sold	0.6	0.6	(9.3)%	1.7	1.6	7.6%
Northern Appalachia
Coal revenues	$29.6	$21.9	35.3%	$82.4	$64.0	28.8%
Total revenues	$32.6	$24.3	33.9%	$90.3	$71.0	27.2%
Coal revenues per ton*	$53.59	$43.87	22.2%	$53.00	$43.84	20.9%
Cost of operations	$20.6	$16.8	22.4%	$56.3	$50.0	12.6%
Cost of operations per ton*	$37.30	$33.74	10.5%	$36.19	$34.26	5.6%
Tons produced	0.5	0.5	6.9%	1.5	1.5	3.8%
Tons sold	0.6	0.5	10.7%	1.6	1.5	6.6%
Rhino Western
Coal revenues	$6.0	$2.3	159.7%	$13.1	$7.1	83.2%
Total revenues	$6.0	$2.3	159.5%	$13.1	$7.1	83.1%
Coal revenues per ton*	$43.65	$43.65	0.0%	$42.38	$43.66	(2.9)%
Cost of operations	$4.7	$1.8	169.0%	$11.1	$4.9	128.6%
Cost of operations per ton*	$33.76	$32.59	3.6%	$36.14	$29.84	21.1%
Tons produced	0.2	0.1	172.1%	0.4	0.2	129.4%
Tons sold	0.1	0.1	159.7%	0.3	0.2	88.7%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.5	$1.6	(7.8)%	$4.7	$5.0	(3.9)%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.5	$3.5	27.4%	$14.3	$10.5	35.4%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$82.0	$81.0	1.2%	$244.4	$217.7	12.2%
Total revenues	$93.6	$85.2	9.8%	$266.2	$230.3	15.6%
Coal revenues per ton*	$65.61	$69.32	(5.4)%	$68.42	$67.82	0.9%
Cost of operations	$69.0	$61.0	13.1%	$197.5	$165.2	19.5%
Cost of operations per ton*	$55.22	$52.23	5.7%	$55.29	$51.46	7.4%
Tons produced	1.2	1.1	10.8%	3.5	3.2	9.5%
Tons sold	1.2	1.2	7.0%	3.6	3.2	11.3%
Eastern Met 100% Basis †
Coal revenues	$14.3	$11.2	28.2%	$37.0	$24.8	49.3%
Total revenues	$14.3	$11.2	28.2%	$37.1	$24.9	49.3%
Coal revenues per ton*	$207.17	$198.85	4.2%	$198.70	$136.40	45.7%
Cost of operations	$10.3	$6.5	57.8%	$26.5	$16.7	58.4%
Cost of operations per ton*	$149.46	$116.51	28.3%	$142.14	$92.00	54.5%
Net income	$2.5	$3.1	(21.3)%	$6.2	$3.9	57.0%
Partnership’s portion of net income	$1.3	$1.6	(21.3)%	$3.2	$2.0	57.0%
Tons produced***	0.1	0.1	26.1%	0.2	0.2	1.6%
Tons sold***	0.1	0.1	23.0%	0.2	0.2	2.5%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %) †	Third Quarter 2011	Third Quarter 2010	% Change * 3Q11 / 3Q10	Year to Date 2011	Year to Date 2010	% Change * 2011 / 2010
Met coal tons sold	111.4	203.6	(45.3)%	481.0	508.8	(5.5)%
Steam coal tons sold	447.3	412.2	8.5%	1,227.8	1,079.1	13.8%
Total tons sold	558.7	615.8	(9.3)%	1,708.8	1,587.9	7.6%

Met coal revenue	$13,579	$26,232	(48.2)%	$57,744	$66,781	(13.5)%
Steam coal revenue	$32,758	$30,531	7.3%	$91,148	$79,839	14.2%
Total coal revenue	$46,337	$56,763	(18.4)%	$148,892	$146,620	1.5%

Met coal revenues per ton	$121.90	$128.86	(5.4)%	$120.05	$131.26	(8.5)%
Steam coal revenues per ton	$73.23	$74.06	(1.1)%	$74.24	$73.99	0.3%
Total coal revenues per ton	$82.93	$92.18	(10.0)%	$87.14	$92.34	(5.6)%

Met coal tons produced	112.3	210.8	(46.7)%	472.9	548.9	(13.9)%
Steam coal tons produced	380.5	306.0	24.4%	1,147.0	1,036.7	10.6%
Total tons produced	492.8	516.8	(4.6)%	1,619.9	1,585.6	2.2%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

†  Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2011 and 2012, Rhino currently anticipates the following:

	2011	2012
Revenue	$358 to $365 million	$379 to $419 million
Net Income	$36 to $40 million	$66 to $78 million
Adjusted EBITDA	$82 to $92 million	$116 to $128 million
Production	4.9 to 5.2 million tons	5.5 to 6.2 million tons
Sales	5.0 to 5.3 million tons	5.5 to 6.2 million tons
Maintenance Capital Expenditures	$18 to $22 million	$18 to $21 million

Guidance for 2011 and 2012 is unchanged, with the exception of 2011 net income, which has been reduced to $36 to $40 million versus prior guidance of $47 to $57 million.  Based on Rhino’s nine month year to date net income of $25.4 million, it would be very unlikely for the Partnership to reach the original target.  This has been mainly due to the fact that throughout the year, net income as a percentage of adjusted EBITDA has been lower than originally anticipated.

Third Quarter 2011 Financial and Operational Results Conference Call

Rhino’s third quarter 2011 financial and operational results conference call is scheduled for today at 10:00am Eastern time. Participants should call 866-804-6925 (United States/Canada) or 857-350-1671 (International) and utilize the confirmation code 90257735. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 85607204. The recording will be available from 1:00 pm (ET) on Tuesday, November 8, 2011 through Tuesday, November 15, 2011 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $6.5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition, such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

(in thousands)

	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$296	$76
Accounts receivable, net of allowance	34,748	27,351
Inventories	14,013	15,635
Prepaid expenses and other	5,658	7,294
Total current assets	54,715	50,356
Net property, plant & equipment, incl. coal properties, mine development and construction costs	420,782	282,577
Investment in unconsolidated affiliate	20,597	18,749
Other non-current assets	10,392	6,963
TOTAL	$506,486	$358,645
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,322	$15,493
Current portion of long-term debt	1,994	2,908
Accrued expenses and other	22,225	17,479
Total current liabilities	45,541	35,880
NON-CURRENT LIABILITIES
Long-term debt	115,270	33,620
Asset retirement obligations	28,306	31,341
Other non-current liabilities	11,180	10,187
Total non-current liabilities	154,756	75,148
Total liabilities	200,297	111,028
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	293,903	236,582
General partner	11,661	10,410
Accumulated other comprehensive income	625	625
Total partners’ capital	306,189	247,617
TOTAL	$506,486	$358,645

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
REVENUES:
Coal sales	$81,988	$80,982	$244,367	$217,718
Other revenues	11,576	4,247	21,828	12,542
Total revenues	93,564	85,229	266,195	230,260
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	69,004	61,009	197,477	165,201
Freight and handling costs	1,331	913	3,271	2,357
Depreciation, depletion and amortization	9,157	8,343	26,513	24,146
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	6,350	4,074	15,345	11,677
(Gain) on sale of assets—net	(2,702)	(10,784)	(2,836)	(10,830)
Total costs and expenses	83,140	63,555	239,770	192,551
INCOME FROM OPERATIONS	10,424	21,674	26,425	37,709
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,850)	(1,469)	(4,274)	(4,251)
Interest income and other	14	5	50	24
Equity in net income (loss) of unconsolidated affiliate	1,258	1,598	3,158	2,012
Total interest and other income (expense)	(578)	134	(1,066)	(2,215)
INCOME BEFORE INCOME TAXES	9,846	21,808	25,359	35,494
NET INCOME	$9,846	$21,808	$25,359	$35,494

General partner’s interest in net income	$197	n/a	$507	n/a
Common unitholders’ interest in net income	$5,240	n/a	$12,718	n/a
Subordinated unitholders’ interest in net income	$4,409	n/a	$12,134	n/a
Net income per limited partner unit, basic:
Common units	$0.36	n/a	$0.98	n/a
Subordinated units	$0.36	n/a	$0.98	n/a
Net income per limited partner unit, diluted:
Common units	$0.36	n/a	$0.98	n/a
Subordinated units	$0.36	n/a	$0.98	n/a
Distributions paid per limited partner unit	$0.455	n/a	$1.3308	n/a
Weighted average number of limited partner units outstanding, basic:
Common units	14,732	n/a	12,993	n/a
Subordinated units	12,397	n/a	12,397	n/a
Weighted average number of limited partner units outstanding, diluted:
Common units	14,747	n/a	13,014	n/a
Subordinated units	12,397	n/a	12,397	n/a

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Third Quarter 2011	Third Quarter 2010	Year to Date 2011	Year to Date 2010	Year Ending 2011 (est midpoint)
Net income (loss)	$9.8	$21.8	$25.4	$35.5	$38
Plus:
Depreciation, depletion and amortization (DD&A)	9.2	8.3	26.5	24.2	39
Interest expense	1.9	1.5	4.2	4.2	8
EBITDA	$20.9	$31.6	$56.1	$63.9	$85
Plus: Rhino Eastern DD&A-51%	0.4	0.4	1.2	1.1	2
Plus: Rhino Eastern interest expense-51%	—	—	0.1	—	—
Less: Gain from Castle Valley acquisition †	—	(10.8)	—	(10.8)	—
Adjusted EBITDA	$21.3	$21.2	$57.4	$54.2	$87

	Three Months Ended Sept 30		Nine Months Ended Sept 30
($ in millions)	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$17.3	$18.0	$51.3	$42.9
Plus:
Increase in net operating assets	—	0.9	—	6.8
Gain on sale of assets	2.7	10.8	2.8	10.8
Amortization of deferred revenue	0.4	—	0.4	—
Interest expense	1.9	1.5	4.2	4.2
Equity in net income of unconsolidated affiliate	1.3	1.6	3.2	2.0
Less:
Decrease in net operating assets	1.5	—	1.8	—
Accretion on interest-free debt	—	0.1	0.1	0.1
Amortization of advance royalties	0.2	0.3	0.9	0.7
Amortization of debt issuance costs	0.3	—	0.8	—
Equity-based compensation	0.2	—	0.6	—
Loss on retirement of advance royalties	—	0.3	0.1	0.4
Accretion on asset retirement obligations	0.5	0.5	1.5	1.6
Loss on sale of assets	—	—	—	—
EBITDA	$20.9	$31.6	$56.1	$63.9
Plus: Rhino Eastern DD&A-51%	0.4	0.4	1.2	1.1
Plus: Rhino Eastern interest expense-51%	—	—	0.1	—
Less: Gain from Castle Valley acquisition †	—	(10.8)	—	(10.8)
Adjusted EBITDA	$21.3	$21.2	$57.4	$54.2

† During the third quarter of 2010, the Partnership acquired certain assets for cash consideration of approximately $15.0 million from the Trustee of the Federal Bankruptcy Court charged with the sale of the C.W. Mining Company assets, located in Emery and Carbon Counties, Utah (referred to as the Castle Valley mining complex).  Because the fair value of the assets acquired exceeded the purchase price, the Partnership recorded a non-cash gain of $10.8 million that is reflected in the Partnership’s third quarter 2010 financial results. A gain resulted from this acquisition since the assets were purchased in a distressed sale out of bankruptcy.  Management believes that the isolation and presentation of this specific item to arrive at adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of the Partnership’s business.  Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating the Partnership’s performance.  Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.